FREE WRITING PROSPECTUS Dated March 7, 2012	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-13

$1.814Bln     Ally Auto Receivables Trust 2012-2

Jt-Books: BofAML (struc)/CA/RBS

Co-Mgrs: GS/LL/PNC/SC/SG

CL	SIZEMM	WAL	M/F	PWIN	L.FINAL	BENCH	YIELD	$PRICE	CPN
A1	$421.00	0.28	P-1/F1+	1-7	3/15/13	ILIB -20	0.31390	100.00	0.31390
A2	$573.00	1.10	Aaa/AAA	7-20	10/15/14	EDSF +8	0.569	99.99089	0.56
A3	$573.00	2.33	Aaa/AAA	20-38	4/15/16	ISWP +15	0.744	99.99342	0.74
A4	$133.44	3.39	Aaa/AAA	38-42	10/17/16	ISWP +26	1.009	99.97705	1.00
B	$63.62	NOT OFFERED
C	$49.99	NOT OFFERED

TICKER:	ALLYA 12-2
REGISTRATION:	A1-A4 Public, B/C 144a
EXPECTED RATINGS:	Moodys/Fitch
EXPECTED SETTLE:	3/14/12
PXG SPEED:	1.1% Priced to 10% call
FIRST PAY:	4/16/2012
ERISA ELIGIBLE:	Yes
BILL & DELIVER:	BofAML

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.